Exhibit 99.2

NEW YORK, June 20, 2016

Voya Financial Announces the Early Results of its

Cash Tender Offer and Election to Early Settle

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today the early results of its previously announced cash tender offer for up to $800,000,000 of combined aggregate purchase price (exclusive of accrued interest) (the “Tender Cap”) across five series of notes and debentures of Voya and one of its subsidiaries, Voya Holdings Inc. (“Voya Holdings”), listed in the table below (the “Securities”). The complete terms of the tender offer are set forth in the offer to purchase and the related letter of transmittal, each dated June 6, 2016. The early participation date for the tender offer was 5:00 p.m., New York City time, on June 17, 2016 (such date and time, the “Early Participation Date”). Withdrawal rights for the tender offer expired at 5:00 p.m., New York City time, on June 17, 2016, and have not been extended.

The tender offer is oversubscribed. The principal amounts of the Securities that were validly tendered (and not subsequently validly withdrawn) on or prior to the Early Participation Date and the principal amounts of the Securities that will be accepted for purchase by Voya on the Early Settlement Date (as defined below) are specified in the table below.

SECURITIES SUBJECT TO THE TENDER OFFER
Title of Security	Issuer	CUSIP	Principal Amount Outstanding	Principal Amount Tendered	Acceptance Priority Level	Principal Amount Accepted
6.970% Debentures due 2036*	Voya Holdings Inc.	008117 AJ2	$103,148,000	$9,959,000	1	$9,959,000

7.625% Debentures due 2026*	Voya Holdings Inc.	008117 AH6	$203,985,000	$16,356,000	2	$16,356,000

7.250% Debentures due 2023*	Voya Holdings Inc.	008117 AG8	$162,915,000	$17,282,000	3	$17,282,000

5.500% Senior Notes due 2022**	Voya Financial, Inc.	45685E AB2 45685E AA4 U45717 AA0	$850,000,000	$486,853,000	4	$486,853,000

2.900% Senior Notes due 2018**	Voya Financial, Inc.	45685E AE6 45685E AC0 U45717 AB8	$1,000,000,000	$728,574,000	5	$172,964,000

*	Guaranteed by ING Groep N.V., a global financial services company based in the Netherlands and Voya’s former parent company.
**	Guaranteed by Voya Holdings, a Connecticut corporation and a wholly-owned subsidiary of Voya.

Voya also announced its election, with respect to the Securities validly tendered (and not subsequently validly withdrawn) on or prior to the Early Participation Date, to accept for purchase and make payment up to the Tender Cap for such Securities on June 20, 2016 (the “Early Settlement Date”), and because the amount of Securities validly tendered (and not subsequently validly withdrawn) on or prior to the Early Participation Date results in a combined aggregate purchase price that exceeds the Tender Cap, the amount of Securities to be purchased on the Early Settlement Date will be determined in accordance with the acceptance priority levels set forth in the table above and the proration procedures described in the offer to purchase. Securities that are accepted in the tender offer will be purchased, retired and cancelled by Voya or Voya Holdings, as applicable.

The expiration date for this tender offer is 11:59 p.m., New York City time, on July 1, 2016; however, because the amount of Securities validly tendered (and not subsequently validly withdrawn) on or prior to the Early Participation Date results in a combined aggregate purchase price that exceeds the Tender Cap, Voya does not expect to accept for purchase any additional Securities validly tendered after the Early Participation Date. Securities tendered in the tender offer that have not been accepted for purchase due to the Tender Cap and proration, if any, will be returned promptly to the tendering holders.

Completion of the tender offer is subject to a number of conditions, including the absence of any adverse legal and market developments. Subject to applicable law, Voya may waive certain of these conditions or extend, terminate or otherwise amend the tender offer. The financing condition described in the offer to purchase was satisfied on June 13, 2016 upon Voya’s completion of a new debt offering in an aggregate principal amount of $800 million.

This press release is qualified in its entirety by the offer to purchase and related letter of transmittal.

Voya has retained Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. as the Dealer Managers. D. F. King & Co., Inc. is the Information Agent and Tender Agent. For additional information regarding the terms of the tender offer, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect); or Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to D. F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (866) 207-2324 (for all others toll-free), by email at voya@dfking.com or to the Dealer Managers at their respective telephone numbers.

This press release does not constitute an offer or an invitation by Voya to participate in the tender offer in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

Certain statements in this press release, including those describing the expiration, settlement and completion of the tender offer, constitute forward-looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ, possibly materially, from those in any forward-looking statement include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2015, “Risk Factors” in Voya’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the other filings Voya makes with the Securities and Exchange Commission.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $458 billion in total assets under management and administration as of March 31, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine.

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